                                                                      EXHIBIT 99

NEWS RELEASE                                       FOR: THE BON*TON STORES, INC.
--------------------------------------------------------------------------------

        THE BON-TON STORES PRESIDENT AND CHIEF EXECUTIVE OFFICER RETIRES

               --TIM GRUMBACHER, CHAIRMAN OF THE BOARD, REASSUMES
                       CHIEF EXECUTIVE OFFICER POSITION--

         York, PA, June 27, 2000 -- The Bon-Ton Stores, Inc. (Nasdaq: BONT) today announced that Heywood Wilansky, President, Chief Executive Officer and Director, has taken early retirement from his position effective immediately. Tim Grumbacher, Chairman of the Board of Directors, has reassumed the position of Chief Executive Officer, which he previously held. Under the new management structure, Michael L. Gleim will continue as Vice Chairman and Chief Operating Officer and Frank Tworecke will continue as Vice Chairman and Chief Merchandising Officer.

         The Company is also realigning senior management. One of the four current Senior Vice President, General Merchandise Manager positions and the position of Senior Vice President, Human Resources will be eliminated. The General Merchandise Manager duties will be absorbed by the three remaining Senior Vice Presidents, General Merchandise Managers. The duties of Senior Vice President, Human Resources will be reassigned within the Company.

         Tim Grumbacher, Chairman of the Board of The Bon-Ton Stores, Inc., stated, "We appreciate the many contributions Heywood made to the Company during the past five years. We will continue to implement our strategic initiatives and believe this realignment will result in a more focused management team. The Board and I have the utmost confidence in the ability of this group to successfully lead the Company to improved profitability."

         The Company further stated that, as a result of Mr. Wilansky's departure and the management restructuring, it will incur a one-time after-tax charge in the second quarter ending July 29, 2000 between $4.2 million and $4.5 million, or $0.28 to $0.30 per share. Excluding the one-time restructuring charge, the Company stated that it expects to incur a second quarter loss of $0.07 to $0.09 per share based on currently available information, which includes the previously announced one-time expense of $0.02 per share related to the reduction in force. The Company indicated that the acceleration of expenses into the second quarter which would have otherwise been recognized in later quarters will result in a net charge for the full year in the range of $2.7 million to $3.0 million, or $0.18 to $0.20 per share on a fully diluted basis.


         The Bon-Ton Stores, Inc. operates 72 department stores in secondary markets in Pennsylvania, New York, New Jersey, Maryland, Connecticut, Massachusetts, New Hampshire, Vermont and West Virginia. The stores carry a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as home furnishings.


Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Such statements include known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results, including, but not limited to, risks related to retail businesses generally, uncertainties associated with opening new stores or expanding or remodeling existing stores, and dependence on certain geographic markets. Additional factors that could cause the Company's actual results to differ from those contained in forward-looking statements are discussed in greater detail in periodic reports filed by the Company with the Securities and Exchange Commission which the Company urges investors to consider.